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                                                                   EXHIBIT 10.60
                              [ASPECT LETTERHEAD]

March 1, 1999

Deborah E. Barber
Sr. Vice President, Human Resources & Corporate Services

Dear Deborah:

     This letter agreement (the "Agreement") is to confirm the terms of your ongoing employment with Aspect Telecommunications Corporation (the "Company").

     1. This Agreement will commence on the date hereof and continue for a term of two (2) years (the "Original Term"), unless extended for one or more
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additional one-year terms upon mutual written agreement of the parties or unless terminated pursuant to the terms described herein. In the event that the Company has entered into discussions with a third party regarding a Change of Control (as defined below) transaction and such Change of Control discussions are ongoing at the end of the Original Term, this Agreement shall be automatically extended pending consummation of such transaction.

     2. You are employed as Sr. Vice President, Human Resources & Corporate Services of the Company, and as such report to the Company's Chief Executive Officer. Your job duties and responsibilities are described on Exhibit A
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attached hereto.  You agree to the best of your ability and experience that you will, to the reasonable satisfaction of the Company and its Board of Directors (the "Board"), at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms of this Agreement. You will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of your employment.

     3. You acknowledge that your employment is and will continue to be at-will, as defined under applicable law, and that your employment with the Company may be terminated by either party at any time for any or no reason. If your employment terminates for any reason, you will not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this paragraph may not be modified in any way except by a written agreement executed by the Chief Executive Officer on behalf of the Company.

     4. If your employment is involuntarily terminated other than for cause (as defined below) or terminated by you following a constructive termination (as defined below) at any time within twelve (12) months of a Change of Control (as defined below), you will be entitled to receive payment of severance benefits equal to your regular monthly salary (subject to any applicable tax withholding) until the earlier of (i) twelve (12) months following the termination date or
(ii) the date on which you commence comparable employment (as defined below) with another employer (the "Severance Period"). Such payments will be made ratably over the
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Severance Period according to the Company's standard payroll schedule. Health insurance benefits with the same coverage provided to you prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company's cost over the Severance Period. In addition, and except as otherwise determined below, each stock option and share of restricted stock you hold that is not otherwise fully exercisable or vested (released from the Company's repurchase option) as of the termination date shall become immediately exercisable or vested in full as of such date.

     5. In the event it is determined by the Board, upon consultation with Company management and the Company's independent auditors, that the enforcement of paragraph 5 of this Agreement, which allows for the acceleration of vesting of option shares and restricted stock upon an involuntary or constructive termination following a Change of Control, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then such paragraph shall be null and void. For purposes of this paragraph, the Board's determination shall require the unanimous approval of the non-employee Board members.

     6. In the event that the severance and other benefits provided to you by this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times your "base amount" as defined in Section 280G(b)(3) of the Code. The payment of severance and other benefits provided for in this Agreement shall be subject to all applicable income and employment tax rules and regulations.

     7.  For purposes of this Agreement, the following definitions will apply:

         (a) "Cause" for your termination will exist if the Company terminates
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your employment for any of the following reasons:  (i) you willfully fail substantially to perform your duties hereunder (other than any such failure due to your physical or mental illness), and such willful failure is not remedied within 10 business days after written notice from the Company's Chief Executive Officer, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for cause; (ii) you engage in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates, (iii) you are convicted of or enter a plea of guilty or nolo contender to a crime that constitutes a felony, or (iv) you willfully breach any of your obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates, including, but not limited to, the Confidentiality Agreement, and such willful breach is not remedied within 10 business days after written notice from the Company's Chief Executive Officer, which written

                                      -2-
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notice shall state that failure to remedy such conduct may result in an involuntary termination for cause.

         (b) "Change of Control" will mean the occurrence of any of the
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following events:  (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) or
(ii) a sale of all or substantially all of the assets of the Company (collectively, a "Merger"), so long as in either case the Company's shareholders
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of record immediately prior to such Merger will, immediately after such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

         (c) "Comparable Employment" will mean employment or consulting that
              ---------------------
provides compensation, benefits and duties that, in the sole discretion of the Board, are deemed to be generally comparable to those pertaining to your position with the Company at the time of termination of your employment.

         (d)  "Constructive Termination" will be deemed to occur if (A) (i)
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your duties and responsibilities as Sr. Vice President, Human Resources &
Corporate Services of the company are materially diminished without your prior written consent; and/or (ii) any reduction in the total value of your base compensation and benefits occurs; and/or (iii) your new business office location is more than 50 miles or greater than current commute (whichever is greater) from your current business office location. Construction termination does not occur when your reduction in duties, position or responsibilities solely results by virtue of the company being acquired and made a part of a larger entity; and
(B) within sixty (60) days immediately following such material change in duties or reduction or refusal to relocate you elect to terminate your employment voluntarily.

     8. You have signed a Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement") substantially in the form attached
                -------------------------
hereto as Exhibit B.  You hereby represent and warrant to the Company that you
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have complied with all obligations under the Confidentiality Agreement and agree to continue to abide by the terms of the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement will survive any termination of this Agreement or of your employment relationship with the Company.

     9. You represent that your performance of all the terms of this Agreement will not breach any other agreement to which you are a party. You have not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

     10. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same

                                      -3-
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extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     11. This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

     12. Any term of this Agreement may be amended or waived only with the written consent of the parties.

     13. Any notice required or permitted by this Agreement will be in writing and will be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

     14. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

     15. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

     16. You and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that we are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, we agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. The Company agrees to pay, on a monthly basis, the reasonable attorney fees, costs and expenses (as determined by the arbitrator) incurred by you in good faith in connection with the arbitration, regardless of the outcome. You agree that punitive damages will not be awarded. This paragraph will not apply to the Confidentiality Agreement.

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     17.  You acknowledge that, in executing this Agreement, you have had the opportunity to seek the advice of independent legal counsel, and have read and understood all of the terms and provisions of this Agreement.

     Please indicate your agreement with the above terms by signing below.

                              Sincerely,

                              Aspect Telecommunications Corporation


                                  /s/ James R. Carreker
                              By:_______________________________

                              Title: Chairman, President &
                                     Chief Executive Officer


     My agreement with the above terms is signified by my signature below.


      /s/ Deborah E. Barber
     ----------------------------
     Deborah E. Barber

                                      -5-
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                                   EXHIBIT A
                                   ---------

                           DESCRIPTION OF JOB DUTIES
                              AND RESPONSIBILITIES



Senior Vice President Human Resources and Corporate Services- Deborah E. Barber
--------------------------------------------------------------------------------

This position is responsible for overseeing the activities of Human Resources and Facilities and Corporate Services functions. These functions encompass world-wide responsibilities for program design and implementation of policy and programs that are cost effective, competitive and conform to applicable local standards and regulations.
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                                   EXHIBIT B
                                   ---------

                          CONFIDENTIAL INFORMATION AND
                         INVENTION ASSIGNMENT AGREEMENT

                              EMPLOYEE AGREEMENT

        In exchange for my becoming employed (or my employment being continued) by Aspect Telecommunications Corporation, or its subsidiaries, affiliates, or successors (hereinafter referred to collectively as the "Company"), I hereby agree as follows:

EMPLOYMENT AT WILL
        I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause. This is the full and complete agreement between myself and the Company and no employee or representative of the Company has any authority to enter into any agreement to the contrary.

        I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment with any Aspect competitor, customer or supplier without the prior written consent of the Company. I will not accept a position with any other company if the time demands of the position will impair my ability to fulfill my obligations to the Company.

DEFINITIONS
        As used in this Agreement, the term "Inventions" means designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas, original works of authorship or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

        As used in this Agreement, the term "Confidential Information" means information pertaining to any aspects of the Company's business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.

ASSIGNMENT OF INVENTIONS
        Without further compensation, I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to all Inventions made by me during the period of my employment, unless the Invention was developed entirely on my own time without using the Company's equipment, supplies, facilities, or trade secret information; and (a) the Invention does not relate at the time of conception or reduction to practice of the Invention to the Company's business, or the Company's actual or demonstrably anticipated research or development; and, (b) the Invention does not result from any work performed by me for the Company, whether or not during normal working hours. No rights are hereby conveyed in Inventions, if any, made by me prior to my employment with the Company which are identified on the back of this Agreement or on a sheet attached to and made a part of this Agreement, if any. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act as in effect as of this date.

        I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.

        This Agreement does not apply to an Invention, the assignment of which to the Company would violate applicable law, including an Invention which qualified fully under Section 2870 of the California Labor Code. I agree to disclose in confidence to the Company all Inventions made by me to permit a determination as to whether or not the Inventions should be the property of the Company.



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CONFIDENTIAL NONDISCLOSURE
       I agree to hold in confidence and not directly or indirectly to use or disclose, either during or after termination of my employment with the Company, any Confidential Information I obtain or create during the period of my employment, whether or not during working hours, except to the extent authorized by the Company, until such Confidential Information becomes generally known. I agree not to make copies of such Confidential Information except as authorized by the Company. I will return or deliver to the Company all tangible forms of such Confidential Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

       I represent that my performance of all the terms of this Agreement and as an employee of the company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

NO SOLICITATION
       I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment or attempt to solicit, induce, encourage or recruit employees of the Company, either for myself or for any other person or entity.

NO CONFLICT
       I agree not to enter into any agreement either written or oral in conflict with the provisions of this Agreement. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

SURVIVABILITY
       This Agreement (a) shall survive my employment by the Company, (b) does not in any way restrict my right or the right of the Company to terminate my employment, (c) inures to the benefit of successors and assignees of the Company, and (d) is binding upon my heirs and legal representatives.

COMPLIANCE
       I certify and acknowledge that I have carefully read all of the provisions of this agreement and that I understand and will fully and faithfully comply with such provisions.


EMPLOYEE

       Deborah E Barber                   /s/ Deborah E Barber
       -----------------------            -----------------------
       Print Name                         Signature

       April 13, 1998
       -----------------------
       Date

ASPECT TELECOMMUNICATIONS CORPORATION

       Jen Rios                           /s/ Jen Rios
       -----------------------            -----------------------
       Print Name                         Signature

       Ben Analyst
       -----------------------
       Title